UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 12, 2012

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On March 15, 2012, Unigene Laboratories, Inc. (the “Company”) announced the appointment of David S. Moskowitz, age 48, to the newly created position of Chief Financial Officer, effective as of March 15, 2011.  A copy of the press release is attached hereto as Exhibit 99.1 and it is incorporated herein by reference.

On March 15, 2012 (the “Effective Date”), the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Moskowitz.  The Employment Agreement provides that Mr. Moskowitz will receive an initial annual salary of $288,000.  Thereafter, the salary may be reviewed and adjusted by the Company as it shall determine is appropriate.  He will also participate in the Company’s regular bonus program, be eligible to receive an annual bonus based on the achievement of Company-wide and individual objectives, and will be permitted to participate in such employee benefit plans as are made available by the Company to its employees generally.

Pursuant to the Employment Agreement, Mr. Moskowitz will be granted options to purchase 750,000 shares of the Company’s common stock, exercisable at the closing price per share on the Effective Date.  One-third of such shares shall vest and become exercisable on each of the first, second and third anniversaries of the Effective Date, provided that Mr. Moskowitz remains continuously employed by the Company from the Effective Date through such dates.

The Employment agreement also provides for the non-disclosure of confidential information and assignment of inventions.  Under the Employment Agreement, either party may terminate Mr. Moskowitz’s employment with or without cause under certain conditions.  In the event that Mr. Moskowitz is terminated with cause, the Company shall be relieved of further obligations, other than payment of earned but unpaid salary and benefits.  In the event Mr. Moskowitz is terminated without cause or he resigns for good reason, he shall be entitled to a severance payment equal to four months of his base salary, payment of the applicable premiums for his family’s coverage under the Company’s health plans for a period of four months, vesting of one-third of all unvested stock options, and vested stock options remaining exercisable until the earlier of three years following the date of termination or ten years following the grant date of such stock options.

Prior to joining the Company, Mr. Moskowitz spent the previous 14 years as an equity research analyst covering large-cap pharmaceutical, specialty pharmaceutical, biotechnology, and generic drug companies.  Most recently, Mr. Moskowitz served as a senior pharmaceutical analyst for Roth Capital Partners, LLC where he led the firm’s research coverage of emerging specialty pharmaceutical and biotechnology companies.  Prior to his tenure at Roth Capital, Mr. Moskowitz held directorial and senior-level pharmaceutical and healthcare equity analyst positions with Madison Williams & Co., Caris & Co., Friedman Billings Ramsey & Co., UBS Warburg, LLC, and Standard & Poor’s.

On March 12, 2012, the Company received and accepted the resignation of Mr. William Steinhauer, its Vice President of Finance, who has served as the principal financial officer and principal accounting officer of the Company, effective May 15, 2012.  Mr. Steinhauer will continue to serve as principal accounting officer of the Company until May 15, 2012.  As the Chief Financial Officer, Mr. Moskowitz will serve as the principal financial officer.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Document Description
99.1	Press Release dated March 15, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

/s/ Gregory T. Mayes
Gregory T. Mayes, Chief Business Officer

Date:       March  15, 2012

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release dated March 15, 2012